abrdn ETFs 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 26, 2026, relating to the consolidated financial statements and financial highlights of abrdn Bloomberg All Commodity Strategy K-1 Free ETF, and abrdn Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF, each a series of abrdn EFTs, which are included in Form N-CSR for the year ended December 31, 2025, and to the references to our firm under the headings “Consolidated Financial Highlights” in the Prospectus and “Financial Statements” and Miscellaneous Information” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

April 28, 2026